Exhibit 99.1

        Pier 1 Imports, Inc. Announces Reduction in Workforce

                  Focus is on Restoring Profitability

    FORT WORTH, Texas--(BUSINESS WIRE)--March 29, 2007--Pier 1 Imports, Inc. (NYSE:PIR) announced today that the Company has reduced its workforce by approximately 175 positions. The reorganization will simplify the administrative structure in the field as well as consolidate support functions in the home office. This reduction will eliminate approximately 75 field administration positions and reduce the home office work force by approximately 100.

    Alex Smith, Pier 1's President and Chief Executive Officer commented, "We know we can return our company to profitability and to that end, we have established clear business priorities. One of those priorities is to make the organization leaner, simpler and more efficient in every way. The realignment of our field and home office administrative functions will create a more responsive, cost-effective structure that will improve long-term operating efficiency as well as provide savings that can be reinvested into key areas of our business. We regret that the reduction in workforce is a necessary step toward achieving our objectives and we are assisting those individuals who have been affected by today's events."

    During the first quarter of fiscal 2008, the Company expects to incur severance and outplacement costs related to this realignment of approximately $5 million. The Company estimates that this move will generate annualized savings of approximately $17 million.

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed quarterly report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters that may affect sales, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of appropriate sites for locating stores and distribution centers, availability of a qualified labor force and management, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion.

    Refer to the Company's most recent SEC filings for discussion of these and other risks and uncertainties that may affect the Company's operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 Kids(R) stores in the United States. Information about the
Company is available on www.pier1.com.

    CONTACT: Pier 1 Imports, Inc.
             Cary Turner, 817-252-8400